Exhibit 1

Japan

This description of Japan is dated November 7, 2003 and appears as Exhibit 1 to Japan’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2003.

     THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF OR GUARANTEED BY JAPAN.

TABLE OF CONTENTS

GENERAL	4
Area and Population	4
Government	4
Political Parties	4
International Organizations	5
THE ECONOMY	6
General	6
Economic Policies	6
Gross Domestic Product and National Income	8
Industry	10
Energy	10
Price Indices	11
Labor	11
FOREIGN TRADE AND BALANCE OF PAYMENTS	13
Foreign Trade	13
Balance of Payments	16
Official Foreign Exchange Reserves	17
Foreign Exchange Rates	17
FINANCIAL SYSTEM	18
The Bank of Japan and Monetary Policy	18
Government Financial Institutions	18
Private Financial Institutions	18
GOVERNMENT FINANCE	20
Revenues, Expenditures and Budgets	20
Tax Structure	23
Fiscal Investment and Loan Program (“Zaito”)	24
DEBT RECORD	25
JAPAN PUBLIC DEBT	26
INTERNAL DEBT	27
EXTERNAL DEBT	30
SUBSCRIPTIONS TO INTERNATIONAL FINANCING ORGANIZATIONS	31

FURTHER INFORMATION

     This document appears as an exhibit to Japan’s Annual Report filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2003. Additional information with respect to Japan is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

     In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on November 6, 2003, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥109.90=$1.00, and the noon buying rate on November 6, 2003 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥110.15=$1.00. See “Foreign Trade and Balance of Payments — Foreign Exchange Rates”.

     References herein to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years.

Japan

GENERAL

Area and Population

     Japan, an archipelago in the western Pacific, consists of four main islands (Hokkaido, Honshu, Kyushu and Shikoku) which are mostly mountainous located in the same approximate range of latitude as the east coast of the United States north of Florida. The total area of Japan is approximately 146,000 square miles, which is slightly less than that of California and about 4% of the United States. It is bordered by the Sea of Japan to the west and north, and by the Pacific Ocean to the east and south.

     Japan has a total population of approximately 127.6 million (estimated as of April 2003). It has one of the highest population densities in the world and approximately 22% of its people are concentrated in three metropolitan areas (Tokyo, Osaka and Nagoya). Japan’s average annual rate of population increase during the years 1998-2002 was 0.2%. Japan’s population increased 0.11% during the 12 months ended December 31, 2002.

Government

     The legislative power in Japan is vested in the Diet, which currently consists of a House of Representatives having 480 members and a House of Councillors having 247 members. Members of both houses are elected by direct universal suffrage, except that some members of each house are elected by proportional representation. The power of the House of Representatives is superior to that of the House of Councillors in respect of approving the national budget and electing the Prime Minister.

     The executive power is vested in the Cabinet consisting of a Prime Minister, elected by the Diet from among its members, and other Ministers appointed by the Prime Minister, a majority of whom must be members of the Diet. The judicial power is vested in the Supreme Court and such lower courts as are established by law.

     Japan’s prefectures, cities, towns and villages have a certain degree of local autonomy through popularly elected legislative bodies and chief executives. The central government exercises its influence on local governments indirectly through financial aid and prescribing standards of local administration.

Political Parties

     Members of the House of Representatives are elected for four-year terms unless the House of Representatives is dissolved prior to expiration of their terms. The House of Representatives was dissolved on June 2, 2000 and an election was held on June 25, 2000 under a revised electoral system in which 300 members were elected from single-member districts and 180 members were elected through a proportional representation process from 11 regional districts. The House of Councillors currently consists of 247 members who are elected for six-year terms with one-half of the membership being elected every three years. In an election in July 2001, which was the first one held under a revised system, 121 members were elected, of which 48 members were elected through a proportional representation system and 73 members were elected from 47 districts that correspond to one metropolis and the other 46 prefectures of Japan. In the next election scheduled for 2004 and thereafter, the total number of the members of the House of Councillors will decrease to 242, of which 96 members will be elected through a proportional representation system, and 146 members will be elected from the 47 districts. Currently, the House of Councillors consists of 126 members who were elected in July 1998 and 121 members who were elected in July 2001.

     The following tables sets forth the membership by political party of the House of Representatives as of August 19, 2003 and the House of Councillors as of August 22, 2003.

House of
Representatives

Liberal Democratic Party	244
Democratic Party of Japan and Club of Independents	115
New Komeito	31
Liberal Party	22
Japanese Communist Party	20
Social Democratic Party	18
New Conservative Party	10
Takeru	2
Independents	13
Vacancies	5

Total	480

House of
Councillors

Liberal Democratic Party - New Conservative Party	116
The Democratic Party of Japan and The Shin-Ryokufukai	60
New Komeito	23
Japanese Communist Party	20
Parliamentary Innovation Club	13
Social Democratic Party	6
Greens	2
Independents	6
Vacancy	1

Total	247

International Organizations

     Japan is a member of the United Nations and other international organizations, including the International Monetary Fund, International Bank for Reconstruction and Development, International Development Association, International Finance Corporation, International Fund for Agricultural Development, Multilateral Investment Fund, Multilateral Investment Guarantee Agency, Asian Development Bank, African Development Bank, African Development Fund, European Bank for Reconstruction and Development, Inter-American Development Bank and Inter-American Investment Corporation. See “Subscriptions to International Financial Organizations”.

THE ECONOMY

General

     Japan has a highly advanced and diversified economy, which has developed in response to changing conditions in Japan and the world. During the era of high economic growth in the 1960s and the early 1970s, the expansion was based on the development of heavy industries consuming large quantities of resources. During the 1980s, there was rapid growth in high value-added industries, such as electronics and precision instruments, which employ high level technology and consume relatively low quantities of resources. The service sector of the economy significantly increased during the 1980s and 1990s.

     The Japanese economy has experienced a significant downturn since the early 1990s, in the aftermath of the collapse of the “bubble” economy, which has been characterized by, among other things, a depreciation in asset values (particularly affecting the domestic real estate and securities markets), reduced capital investment and housing construction and the deterioration in credit quality of loans and other assets in the financial system. In the wake of failures of Japanese banks and other financial institutions, beginning in JFY 1997, a series of legislative measures were taken to stabilize the Japanese financial system, including legislation authorizing the Japanese Government to temporarily nationalize financially troubled Japanese banks under certain circumstances. Several banks have been nationalized in recent years, and some of these banks have subsequently be returned to private sector ownership. The economic situation has been extremely severe since the late 1990s due to decreases in final demand, including personal consumption, business investment and housing investment, reflecting the deterioration in consumer and corporate sentiments arising from concerns about employment prospects and the direction of the domestic and world economies.

     In JFY 2002, there were some signs of recovery in the Japanese economy, such as increases in corporate profits, exports and production. The provisional growth rate of Japan’s GDP for JFY 2002 at 1.6% is above the projected growth rate of 0.0% that the Japanese Government published in December 2001. There are uncertainties, however, in the current outlook for Japan’s economy, particularly in light of the uncertain near-term prospects of the world economy, the outbreak of severe acute respiratory syndrome or SARS, in China and other Asian countries, persistent deflationary pressure and a large amount of non-performing loans.

Economic Policies

     In recent years, the Japanese Government has implemented a series of policies intended to stimulate the Japanese economy, including fiscal stimulus packages, looser monetary policy, structural reform efforts, assistance to financial institutions and monitoring of the exchange rate between the yen and the United States dollar and other currencies.

     In June 2001, the Japanese Government proposed a new policy package entitled “Structural Reform of The Japanese Economy: Basic Policies for Macroeconomic Management”, and is continuing to carry out economic and fiscal structural reforms. Additional economic recovery programs were established during JFY 2001 in order to support the policy package.

     The Japanese Government’s structural reform efforts continued in JFY 2002, including the following:

•	June 2002. The government announced the “Basic Policies for Economic and Fiscal Policy Management and Structural Reform 2002”, focusing on reform in the areas of tax and government expenditures as well as deregulation for potential high growth sectors. This reform was launched in an effort to restore fiscal primary balance and to reallocate economic resources, and in turn, to establish a more competitive economic system suitable for the 21st century.

•	October 2002. The Japanese Government compiled its “Comprehensive Measures to Accelerate Reforms” to strengthen policies designed to revitalize the Japanese economy.

•	December 2002. The Japanese Government implemented the “Program to Accelerate Reforms”, which supplements and bolsters the “Comprehensive Measures to Accelerate Reforms”, announced in October 2002. The Japanese Government also began to privatize special public corporations pursuant to the “Reorganization and Rationalization Plan for Special Public Corporations”.

•	January 2003. Concluding that deflation and non-performing loans are the two problems that most urgently need to be addressed, the Japanese Government issued “Reform and Perspectives—FY2002 Revision”, which sets forth a revised policy that builds on previous policy packages to accelerate structural reforms. One of the Japanese Government’s aims, according to this policy, is to hold the ratio of its general expenditures to GDP at or below the ratio for JFY2002 through FY2006 and achieve a surplus in the primary balance in the early 2010s.

•	April 2003. The Japanese Government enacted the Industrial Revitalization Corporation Law to establish the Industrial Revitalization Corporation (“IRC”) in April 2003, and its operations were launched in May 2003. The IRC will acquire from private financial institutions some loans made to viable but struggling companies and work to rehabilitate those companies. The Japanese Government also revised the Law on Special Measures for Industrial Revitalization to further accelerate efforts to revitalize domestic industries and corporations.

Gross Domestic Product and National Income

     The following table sets forth information pertaining to Japan’s gross domestic product for JFY 1997 through JFY 2002.

     In December 2002, Japan released revised GDP data for JFY 1990 through to JFY 2001. The revisions were due to the implementation by Japan of a new valuation method for calculating national accounts. As a result of this new method for calculating GDP, the GDP information which follows revises and replaces previously published GDP information, National Income information and certain other financial information. For JFY 2002, such information is calculated pursuant to the new valuation method.

Gross Domestic Product

							Percentage
							of JFY
	JFY	JFY	JFY	JFY	JFY	JFY	2002
	1997	1998	1999	2000	2001(b)	2002(b)	GDP

	(yen amounts in billions)
Total Consumption
Private sectors	¥ 286,348	¥ 287,933	¥ 287,365	¥ 286,121	¥ 285,725	¥ 286,013	57.3%
Public sectors	79,576	81,418	83,366	86,946	88,645	88,670	17.8

	365,924	369,351	370,730	373,067	374,370	374,683	75.1
Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	82,706	76,866	75,198	79,793	74,782	71,410	14.3
Residential Construction	22,745	19,815	20,427	20,338	18,485	17,719	3.6
Public sectors	39,593	39,532	38,285	35,135	32,819	30,094	6.0

	145,043	136,233	133,910	135,267	126,086	119,223	23.9
Additions to Business Inventories
Private sectors	2,749	(711)	(1,847)	777	(1,696)	(927)	(0.2)
Public sectors	267	(25)	66	117	(39)	(2)	0.0

	3,015	(737)	(1,781)	894	(1,735)	(929)	(0.2)
Net Exports of Goods and Services	7,171	9,570	7,829	6,196	3,869	6,197	1.2

Gross Domestic Product (=GDE) Current Prices	¥ 521,153	¥ 514,418	¥ 510,687	¥ 515,424	¥ 502,591	¥ 499,174	100.0%

Gross Domestic Product (=GDE) Constant Prices(a)	¥ 522,221	¥ 518,706	¥ 523,982	¥ 539,161	¥ 532,449	¥ 541,214

Surplus of the Nation on Current Account
Exports of Goods and Services and Other Receipts from Abroad	14,403	13,563	11,142	12,198	13,716	12,519
Less: Imports of Goods and Services and Other Payments Abroad	(7,640)	(6,709)	(4,802)	(5,248)	(5,174)	(4,477)

	6,764	6,854	6,340	6,950	8,542	7,931

Gross National Income	¥ 527,917	¥ 521,272	¥ 517,027	¥ 522,374	¥ 511,133	¥ 507,105
Percentage Changes of GDP from Previous Year
At Current Prices	0.9%	-1.3%	0.7%	0.9%	-2.5%	-0.7%
At Constant Prices(a)	0.2	-0.7	1.0	2.9	-1.2	1.6
Deflator	0.7	-0.6	-1.7	-2.0	-1.3	-2.3

(a)	Constant prices are based on calendar year 1995.
(b)	Figures of JFY 2001 and 2002 are provisional.
Source: Cabinet Office, The 2nd Preliminary Estimate of National Expenditure Jan. — Mar. 2003.

     The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for each quarter of JFY 2002.

Gross Domestic Product (JFY 2002)(a)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

		(yen amounts in billions)
Gross Domestic Product at Current Prices	¥ 499,622	¥ 501,151	¥ 498,329	¥ 497,296

Gross Domestic Product at Constant Prices(b)	¥ 536,698	¥ 540,499	¥ 542,999	¥ 544,791

Percentage Changes of GDP from Corresponding Quarter of Previous Year(c)
At Current Prices	-2.0%	-0.4%	-0.1%	-0.6%
At Constant Prices(b)	-0.3	1.5	2.5	2.8
Deflator	-1.4	-1.9	-2.4	-3.5

(a)	JFY 2002 numbers are provisional.
(b)	Constant prices are based on calendar year 1995.
(c)	Figures for the previous year were recalculated using the new valuation method applied after April 2002.
Source: Cabinet Office, The 2nd Preliminary Estimate of National Expenditure Jan. — Mar. 2003.

     The following table sets forth national income for JFY 1997 through JFY 2001.

National Income

	JFY	JFY	JFY	JFY	JFY
	1997	1998	1999	2000	2001

	(yen amounts in billions)
Domestic Factor Income	¥ 392,433	¥ 380,534	¥ 374,602	¥ 380,450	¥ 370,047
Net Income from Abroad	6,764	6,854	6,340	6,950	8,542

National Income at Current Prices	¥ 399,197	¥ 387,388	¥ 380,942	¥ 387,400	¥ 378,589

Percentage Changes of Income at Current Prices from Previous Fiscal Year	1.1%	-3.0%	-1.7%	1.7%	-2.3%

Source:	Cabinet Office, Annual Report on National Accounts of 2003, The 2nd Preliminary Estimate of National Expenditure Jan. — Mar. 2003.

Industry

     The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for 1997 through 2001. These figures have been revised to reflect the new method for calculating GDP, as discussed above.

GDP by Industrial Sectors (at current prices)

	1997	1998	1999	2000	2001

Industry
Agriculture, Forestry and Fisheries	1.6%	1.6%	1.5%	1.4%	1.4%
Mining	0.2	0.1	0.1	0.1	0.1
Manufacturing	22.8	22.0	21.8	21.8	20.5
Construction	7.9	7.7	7.6	7.4	7.0
Electric Power Generation, Gas and Water	2.7	2.8	2.8	2.8	2.9
Wholesale and Retail Trade	15.4	15.0	14.4	13.6	13.9
Finance and Insurance	5.8	5.7	5.9	6.1	6.6
Real Estate	12.1	12.4	12.8	12.9	13.3
Transportation and Communication	6.8	6.7	6.5	6.4	6.3
Services	18.4	19.4	19.8	20.2	20.6

Total	93.7	93.4	93.2	92.7	92.7
Public Services
Electric Power Generation, Gas and Water	0.8	0.8	0.9	0.9	1.0
Services	2.7	2.8	2.8	2.8	2.8
Public Administration	5.0	5.2	5.3	5.4	5.5

Total	8.4	8.8	9.0	9.1	9.3
Non-Profit Services	1.8	1.9	2.0	1.8	1.8

Total	103.9%	104.1%	104.1%	103.6%	103.9%

Source: Cabinet Office, Annual Report on National Accounts.

Energy

     The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 1997 through JFY 2001.

	Total Primary	Sources of Primary Energy Supplied
	Energy Supplied
JFY	(peta-joule)	Oil	Coal	Nuclear	Natural Gas	Other

1997	23,392	53.6	16.9	12.9	11.6	5.1
1998	22,810	52.4	16.4	13.7	12.3	5.2
1999	22,968	52.1	17.3	13.0	12.7	4.9
2000	23,385	51.8	17.9	12.4	13.1	4.8
2001	22,913	49.1	19.0	12.6	13.6	5.7

Source: Agency of Natural Resources and Energy, Ministry of Economy, Trade and Industry.

     The table below sets forth information regarding crude oil imports for JFY 1998 through JFY 2002.

	JFY	JFY	JFY	JFY	JFY
	1998	1999	2000	2001	2002

Volume of imports (thousand kilo-liters per day)	695	688	689	652	671
Cost of imports (c.i.f. in billions of yen)	¥2,618	¥3,644	¥4,931	¥4,435	¥5,148
Average price (c.i.f. in yen kilo-liters)	¥10,319	¥14,518	¥19,617	¥18,645	¥21,026

Source: Ministry of Finance.

     Japan has historically depended on oil for most of its energy requirements and almost all its oil is imported, mostly from the Middle East. Oil price movements thus have a major impact on the domestic economy. Recently, as the geopolitical tension in the Middle East worsened and culminated in war in Iraq, crude oil prices increased significantly. Since peaking around March 2003, however, crude oil prices have decreased.

     Japan has worked to reduce its dependence on oil by encouraging energy conservation and the use of alternative fuels. In addition, a restructuring of industry, with emphasis shifting from primary industries to processing and assembly type industries and from manufacturing industry to service industry, has also contributed to the reduction of oil consumption.

     The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 1997 through JFY 2001.

	JFY	JFY	JFY	JFY	JFY
	1997	1998	1999	2000	2001

Electric power generating capacity(a):	(megawatts)
Fossil Fuel	152,202	159,054	161,869	166,648	168,729
Nuclear	45,248	45,248	45,248	45,248	45,907
Hydro-electric	44,462	45,382	45,860	46,324	46,387
Other	534	606	567	617	708

Total	242,446	250,290	253,544	258,837	261,730

Electric power generation:	(thousands of megawatt-hours)
Fossil Fuel	614,576	607,815	650,448	669,177	658,475
Nuclear	319,177	332,343	316,616	322,050	319,859
Hydro-electric	100,369	102,587	95,577	96,817	93,872
Other	3,768	3,543	3,488	3,457	3,683

Total	1,037,890	1,046,288	1,066,130	1,091,500	1,075,890

(a)	At the end of fiscal year — March 31.
Source: Agency of Natural Resources and Energy, Hand Book of Electric Power Industry.

Price Indices

     The table below sets forth information concerning changes in Japan’s wholesale and consumer price indices for the periods indicated.

	Corporate Goods Price		Consumer Price
	Index(a)		Index(b)

		Annual		Annual
	Index	% Change	Index	% Change

1998	101.5	-1.5	101.0	0.6
1999	100.0	-1.5	100.7	-0.3
2000	100.0	0.0	100.0	-0.7
2001	97.7	-2.3	99.3	-0.7
2002	95.7	-2.0	98.4	-0.9

(a)	All commodities. Calendar year 2000=100. Source: Bank of Japan.
(b)	General index. Calendar year 2000=100. Source: Statistics Bureau & Statistics Center, Ministry of Public Management, Home Affairs, Posts and Telecommunications.
(c)	Indices are calculated using the monthly averages.

Labor

     Japan’s labor force (seasonally adjusted) expanded steadily until 1998 but has been decreasing since 1999. In 2001, average employment (seasonally adjusted) was estimated at 64.1 million, including 4.9% employed in agriculture, forestry and fisheries, 30.0% in industry, and 65.1% in services and other sectors. In 2002, average employment (seasonally adjusted) was estimated at 63.3 million, including 4.2% employed in agriculture, forestry and fisheries, 29.1% in industry and 66.7% in services and other sectors. The unemployment rate (seasonally adjusted) in Japan has gradually increased since 1993 and it ranged between 5.3% and 5.5% during 2003. In the first two months of 2003, the rate remained between 5.2% and 5.5% and it was 5.4% in March 2003, the most recent period for which statistics are available.

     The table below sets forth information regarding wage index (total cash earnings (nominal)) and industrial production index (manufacturing and mining) for the periods indicated.

			Industrial
	Wage Index(a)		Production Index(b)

		Annual		Annual
	Index	% Change	Index	% Change

1998	100.7	-1.3%	94.4	-6.9%
1999	99.4	-1.3	94.6	0.2
2000	100.0	0.5	100.0	5.7
2001	98.9	-1.1	93.2	-6.8
2002	96.5	-2.4	91.9	-1.4

(a)	Calendar year 2000=100. Source: Ministry of Health, Labour and Welfare, Monthly Labour Survey.
(b)	Calendar year 2000=100. Source: Ministry of Economy, Trade and Industry.
(c)	Indices are calculated using the monthly averages.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

     Japan is one of the leading trading nations of the world, ranking third to the United States and Germany in both merchandise exports and merchandise imports among the IMF member countries in 2001.

     In 1998, Japan’s trade surplus increased to a record ¥13,991 billion as imports into Japan plunged, decreasing faster than exports. The trade surplus decreased to ¥12,280 billion in 1999 since exports decreased at a higher rate than imports. Both imports and exports increased substantially in 2000, and the trade surplus declined further to ¥10,716 billion as imports grew faster than exports. In 2001, the trade surplus declined further to ¥6,564 billion due to a decrease in exports and an increase in imports, but in 2002 the trade surplus rebounded to ¥9,881 billion, as exports increased while imports decreased slightly.

     The following tables set forth information relating to foreign trade for the years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)

Foreign Trade of Japan

							Terms of
	Value Index(a)		Quantum Index(a)		Unit Value(a) Index		Trade(b)

	Exports	Imports	Exports	Imports	Exports	Imports	Index

1998	121.9	116.2	111.6	101.7	109.2	114.3	95.6
1999	114.5	111.8	114.0	111.4	100.4	100.3	100.1
2000	124.4	129.8	124.8	123.7	99.7	104.9	95.0
2001	117.9	134.4	112.1	121.9	105.2	110.3	95.4
2002	125.5	133.8	121.4	123.9	103.3	108.1	95.6

(a)	Calendar year 1995=100.
(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.
Source: Japan Tariff Association, The Summary Report on Trade of Japan.

Composition of Japan’s Exports and Imports

	1998		1999		2000		2001		2002

	(yen amounts in billions)
JAPAN’S EXPORTS
Textile Products	¥957	1.9%	¥900	1.9%	¥915	1.8%	¥916	1.9%	¥918	1.8%
Metals and Metal Products	3,209	6.3	2,711	5.7	2,852	5.5	2,889	5.9	3,227	6.2
Machinery and Equipment:
Ships	1,289	2.5	1,058	2.2	1,052	2.0	1,003	2.0	1,124	2.2
Motor Vehicles	7,795	15.4	7,095	14.9	6,930	13.4	7,211	14.7	8,775	16.8
TV and Radio Receivers	485	1.0	431	0.9	480	0.9	484	1.0	569	1.1
Motorcycles	587	1.2	526	1.1	562	1.1	574	1.2	561	1.1
Scientific and Optical Instruments	2,141	4.2	2,241	4.7	2,626	5.1	2,504	5.1	1,897	3.6
Other	24,960	49.3	23,562	49.6	26,717	51.7	23,749	48.5	24,616	47.2

Total Machinery and Equipment	37,257	73.6	34,913	73.4	38,367	74.3	35,525	72.5	37,542	72.0
Chemicals	3,556	7.0	3,503	7.4	3,805	7.4	3,739	7.6	4,174	8.0
Foods and Beverages	261	0.5	239	0.5	227	0.4	364	0.7	269	0.5
Other Exports	5,405	10.7	5,281	11.1	5,488	10.6	5,546	11.3	5,979	11.5

Grand Total	¥50,645	100.0%	¥47,548	100.0%	¥51,654	100.0%	¥48,979	100.0%	¥52,109	100.0%

JAPAN’S IMPORTS
Foods and Beverages	¥5,411	14.8%	¥5,040	14.3	¥4,966	12.1%	¥5,251	12.4%	¥5,282	12.5%
Raw Materials	2,868	7.8	2,551	7.2	2,642	6.5	2,586	6.1	2,522	6.0
Chemicals	2,726	7.4	2,637	7.5	2,855	7.0	3,101	7.3	3,239	7.7
Mineral Fuels:
Petroleum	2,930	8.0	3,040	8.6	4,819	11.8	4,718	11.1	4,573	10.8
Coal	801	2.2	620	1.8	583	1.4	753	1.8	786	1.9
Other	1,892	5.2	1,986	5.6	2,915	7.1	3,053	7.2	2,815	6.7

Total Mineral
Fuel	5,623	15.3	5,646	16.0	8,317	20.3	8,524	20.1	8,174	19.4
Machinery and Equipment	11,172	30.5	11,045	31.3	12,924	31.6	13,216	31.2	13,434	31.8
Other Imports	8,854	24.2	8,349	23.7	9,234	22.6	9,738	23.0	9,576	22.6

Grand Total	¥36,654	100.0%	¥35,268	100.0%	¥40,938	100.0%	¥42,416	100.0%	¥42,228	100.0%

Source: Japan Tariff Association, The Summary Report on Trade of Japan.

Geographic Distribution of Japan’s Exports and Imports

	1998		1999		2000		2001		2002

	(yen amounts in billions)
JAPAN’S EXPORTS
Asia	¥17,560	34.7%	¥17,694	37.2%	¥21,254	41.1%	¥19,732	40.3%	¥22,439	43.1%
China	2,621	5.2	2,657	5.6	3,274	6.3	3,764	7.7	4,980	9.6
(Asia NIES)	10,224	20.2	10,244	21.5	12,356	23.9	10,626	21.7	11,805	22.7
(ASEAN)	6,085	12.0	6,170	13.0	7,381	14.3	6,592	13.5	6,970	13.4
Oceania	1,273	2.5	1,206	2.5	1,110	2.1	1,131	2.3	1,278	2.5
Australia	1,049	2.1	962	2.0	924	1.8	933	1.9	1,039	2.0
North America	16,299	32.2	15,394	32.4	16,162	31.3	15,509	31.7	15,791	30.3
U.S.A.	15,470	30.5	14,605	30.7	15,356	29.7	14,711	30.0	14,873	28.5
Canada	828	1.6	789	1.7	806	1.6	797	1.6	918	1.8
Central and South America	2,731	5.4	2,216	4.7	2,265	4.4	2,168	4.4	2,036	3.9
Western Europe	10,081	19.9	9,068	19.1	9,000	17.4	8,326	17.0	8,164	15.7
EU	9,320	18.4	8,462	17.8	8,432	16.3	7,810	15.9	7,663	14.7
Central and Eastern Europe, Russia etc.	313	0.6	230	0.5	271	0.5	297	0.6	364	0.7
Russia	128	0.3	55	0.1	61	0.1	87	0.2	118	0.2
Middle East	1,621	3.2	1,113	2.3	1,047	2.0	1,277	2.6	1,423	2.7
Africa	766	1.5	626	1.3	544	1.1	538	1.1	614	1.2

Total	¥50,645	100.0%	¥47,548	100.0%	¥51,654	100.0%	¥48,979	100.0%	¥52,109	100.0%

JAPAN’S IMPORTS
Asia	¥13,588	37.1	¥13,970	39.6	¥17,063	41.7	¥17,987	42.4	¥18,358	43.5
China	4,844	13.2	4,875	13.8	5,941	14.5	7,027	16.6	7,728	18.3
(Asia NIES)	3,756	10.2	4,102	11.6	5,008	12.2	4,642	10.9	4,440	10.5
(ASEAN)	5,191	14.2	5,259	14.9	6,424	15.7	6,604	15.6	6,465	15.3
Oceania	2,058	5.6	1,767	5.0	1,929	4.7	2,090	4.9	2,074	4.9
Australia	1,700	4.6	1,457	4.1	1,596	3.9	1,756	4.1	1,753	4.2
North America	9,791	26.7	8,551	24.2	8,728	21.3	8,622	20.3	8,140	19.3
U.S.A.	8,778	23.9	7,640	21.7	7,779	19.0	7,671	18.1	7,237	17.1
Canada	1,003	2.7	900	2.6	938	2.3	941	2.2	895	2.1
Central and South America	1,207	3.3	1,101	3.1	1,183	2.9	1,178	2.8	1,198	2.8
Western Europe	5,675	15.5	5,436	15.4	5,567	13.6	5,981	14.1	6,081	14.4
EU	5,099	13.9	4,862	13.8	5,043	12.3	5,412	12.8	5,482	13.0
Central and Eastern Europe, Russia etc.	491	1.3	527	1.5	624	1.5	623	1.5	570	1.4
Russia	378	1.0	429	1.2	494	1.2	468	1.1	410	1.0
Middle East	3,332	9.1	3,450	9.8	5,310	13.0	5,384	12.7	5,095	12.1
Africa	513	1.4	465	1.3	535	1.3	551	1.3	710	1.7

Total	¥36,654	100.0%	¥35,268	100.0%	¥40,938	100.0%	¥42,416	100.0%	¥42,228	100.0%

Source: Japan Tariff Association, The Summary Report on Trade of Japan.

Balance of Payments

     In 1998, Japan registered a surplus of ¥15,528 billion in the Current Account primarily as a result of a surplus of ¥15,984 billion in Trade Balance. In 1999, the Current Account surplus decreased to ¥13,052 billion, mainly due to the reduction both in Exports and in Income. In 2000, the Current Account surplus slightly decreased to ¥12,876 billion, primarily due to a decrease in the Trade Balance surplus partially offset by a decrease in the Service deficit. In 2001, the Current Account surplus decreased to ¥10,652 billion, principally due to a decrease in Exports and an increase in Imports. In 2002, however, the Current Account surplus rebounded to ¥14,140 billion, as Exports increased while Imports slightly decreased.

Balance of Payments of Japan

	1998	1999	2000	2001	2002

	(in billions)
Current Account	¥15,528	¥13,052	¥12,876	¥10,652	¥14,140
Balance on Goods and Services	9,530	7,865	7,430	3,212	6,469
Trade Balance	15,984	14,016	12,563	8,527	11,733
Exports (f.o.b.)	48,867	45,795	49,526	46,584	49,480
Imports (f.o.b.)	32,882	31,779	36,962	38,056	37,746
Services	(6,455)	(6,151)	(5,134)	(5,315)	(5,264)
Income	7,144	6,574	6,505	8,401	8,267
Current Transfers	(1,146)	(1,387)	(1,060)	(960)	(596)
Capital and Financial Account(a)	(17,082)	(6,274)	(9,423)	(6,173)	(8,478)
Balance on Financial Account	(15,151)	(4,366)	(8,428)	(5,826)	(8,056)
Assets	1,731	21,331	(1,452)	343	322
Liabilities	(16,882)	(25,697)	(6,977)	(6,169)	(8,378)
Capital Account	(1,931)	(1,909)	(995)	(346)	(422)
Changes in Reserve Assets	999	(8,796)	(5,261)	(4,936)	(5,797)
Errors and Omissions	556	2,018	1,809	457	(135)

(a)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.
Source: Bank of Japan, Balance of Payments Monthly.

Official Foreign Exchange Reserves

     The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.

Official Foreign Exchange Reserves(a)

			IMF	Special
		Foreign	Reserve	Drawing
As of December 31,	Gold(b)	Exchange	Position	Rights	Total

	(in millions)
1998	$1,194	$203,215	$8,877	$2,663	$215,949
1999	1,164	277,708	6,552	2,656	288,080
2000	6,737	347,212	5,253	2,436	361,638
2001	6,803	387,727	5,051	2,378	401,959
2002	8,542	451,458	7,203	2,525	469,728

(a)	The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.
(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to- market values.

Foreign Exchange Rates

     The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the years indicated.

	1998	1999	2000	2001	2002

Average (Central Rate)	¥131.02	¥113.94	¥107.78	¥121.58	¥125.14
High	147.64	124.75	114.98	132.08	135.04
Low	113.81	101.35	101.46	113.57	115.63

FINANCIAL SYSTEM

The Bank of Japan and Monetary Policy

     The Bank of Japan, with 55% of its capital owned by the Government, is the central bank and sole bank of issue, as well as the depository and fiscal agent for the Government. As of April 30, 2003, the Bank of Japan had total assets of ¥128,310 billion.

     In addition to issuing bank notes, the Bank of Japan executes monetary policy by adjusting the official discount rate and deposit reserve requirements, and through its open market operations. Since March 19, 2001, the Bank of Japan has conducted money market operations by adjusting the outstanding balance of the current accounts at the Bank. In recent years, the Bank of Japan maintained a policy of quantitative monetary easing. For example, most recently in May 2003, the Bank of Japan’s policy board, headed by Governor Toshihiko Fukui, voted to raise the amount of the outstanding current accounts that private financial institutions may hold at the Bank of Japan to between ¥27 trillion and ¥30 trillion, from the previous range of between ¥22 trillion to ¥27 trillion.

     The following table sets forth the principal economic indicators relating to monetary policy from 1998 through 2002.

				Monetary Base				Loan and Discounts
				Average Amounts				Domestically
		Discount Rate(a)		Outstanding		Money (Stock)(b)		Licensed Banks
	Current
	Account				Annual		Annual		Annual
	Balance	High	Low	Total	% Change	Total(c)	% Change	Total(d)	% Change

	(yen amounts in billions)
1998	¥3,704	0.50%	0.50%	¥55,858	8.6%	¥594,388	4.4%	¥488,820	-0.9%
1999	4,819	0.50	0.50	59,938	7.3	616,265	3.7	468,810	-4.1
2000	5,538	0.50	0.50	64,508	7.6	629,284	2.1	463,916	-1.0
2001	6,361	0.50	0.10	69,302	7.4	647,118	2.8	448,223	-3.4
2002	16,387	0.10	0.10	87,111	25.7	668,515	3.3	431,643	-3.7

(a)	Bank of Japan basic discount rate (the “official discount rate”).
(b)	Cash and demand, savings and time deposits, generally referred to as “M2 plus CD”.
(c)	Average amounts outstanding.
(d)	At the end of each calendar year indicated
Source: Bank of Japan, Financial and Economic Statistics Monthly.

Government Financial Institutions

     The activities of private institutions are supplemented by a number of financial institutions under Government supervision, whose senior officials are appointed or approved by the Government and whose funds are supplied principally by the Government. Among these are the Development Bank of Japan whose main purpose is to supplement and encourage the credit operation of ordinary financial institutions, and Japan Bank for International Cooperation whose main purpose is to contribute to the sound development of Japan and the international economy through lending and other activities. They also include Japan Finance Corporation for Small Business, Japan Finance Corporation for Municipal Enterprises, National Life Finance Corporation, The Government Housing Loan Corporation, Agriculture, Forestry and Fisheries Finance Corporation, The Okinawa Development Finance Corporation, and Japan Small and Medium Enterprise Corporation whose purposes are to supplement private financing in their respective fields of activity.

Private Financial Institutions

     According to the Financial Service Agency, the private banking system included six city banks, as of March 17, 2003, and 116 local banks, as of April 1, 2003, whose business corresponds roughly to that of commercial banks in the United States, as well as 27 trust banks. In addition, two long-term credit banks mainly supply long-term funds to industry for expenditures on plant and equipment.

     There are also credit associations, credit cooperative associations, labor credit associations and the national federations of each of such associations, which are engaged mainly in making small business loans. Agriculture cooperatives, prefectural credit federations of such cooperatives and The Norinchukin Bank operate in the field of agricultural credit.

GOVERNMENT FINANCE

Revenues, Expenditures and Budgets

     The responsibility for the preparation of the budget and the administration of Government finances rests with the Ministry of Finance. The fiscal year commences on April 1, and the Cabinet usually submits the budget to the Diet for its decision in the preceding January. Supplementary budgets revising the original budget may be submitted to the Diet from time to time during the fiscal year.

     The Japanese Government considered the JFY 2003 budget, like the JFY 2002 budget, as a “budget committed to reform”. In formulating the JFY 2003 budget, the Japanese Government placed importance on four categories of goals: progress and utilization of human resources—education and culture, science and technology and information technology; building attractive urban areas and local areas with their own ideas and characteristics; taking necessary measures to build a fair and secure society addressing the aging society and declining birth-rate; and creation of an environment-friendly society and economy to deal with global environmental problems. The initial JFY 2003 budget sets the general account total expenditures at a level lower than that of the JFY 2002 budget.

     The fiscal and financial operations of the Government and its agencies are budgeted and recorded in the following three sets of accounts:

•	General Account. The General Account is used primarily to record operations in traditional areas of governmental activity.

•	Special Accounts. Special Accounts are set up for certain Government functions to achieve more effective budgetary control and administration. Special Accounts can be generally classified as follows: (i) Government activities of a specialized nature such as postal services, postal savings, national forest services and road improvement, (ii) control programs under which certain items such as foodstuffs and foreign exchange are bought, financed and sold, (iii) insurance funds which transact all Government insurance business, including welfare insurance, labor insurance and postal life insurance, (iv) investment accounts which invest in various loans and securities, including obligations of the Government and Government Affiliated Agencies, and (v) other special accounts such as the Government Bonds Consolidation Fund.

•	Government Affiliated Agencies. Government Affiliated Agencies are Government-owned corporations which consist of seven financial corporations and two special banks.

     The settlement of accounts for revenues and expenditures is made by the Ministry of Finance, based on reports submitted by the respective Ministers. The settlement of accounts is required by law to be audited annually in detail by the Board of Audit, an organ independent of the Cabinet, and submitted by the Cabinet to the Diet in the following fiscal year.

     The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 1998 through JFY 2001, and the budgets for JFY 2002 and JFY 2003.

Summary of Consolidated General and Special Accounts(a)

					JFY	JFY
	JFY	JFY	JFY	JFY	2002	2003 Budget
	1998	1999	2000	2001	(Estimate)	(Initial)

	(in billions)
REVENUES
Total Revenues, General Account	¥89,783	¥94,376	¥93,361	¥86,903	¥87,845	¥81,789
Total Revenues, Special Accounts	306,417	310,176	341,146	396,224	411,014	383,418
Less: Inter-Account Transactions(b)	170,856	170,763	199,838	207,400	226,298	220,242

Total Consolidated Revenues	¥225,344	¥233,789	¥234,670	¥275,727	¥272,561	¥244,965

EXPENDITURES
Total Expenditures, General Account	¥84,392	¥89,037	¥89,321	¥84,811	¥87,833	¥81,789
Total Expenditures, Special Accounts	272,579	279,369	305,776	363,337	388,146	369,298
Less: Inter-Account Transactions(b)	170,421	169,643	195,631	199,805	221,568	218,742

Total Consolidated Expenditures	¥186,550	¥198,763	¥199,466	¥248,343	¥254,410	¥232,345

Surplus of Consolidated Revenues over Consolidated Expenditures	¥38,794	¥35,026	¥35,204	¥27,384	¥18,151	¥12,620

(a)	Because of the manner in which the Government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.
(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub-accounts of the Special Accounts.

General Account

					JFY	JFY
					2002	2003
	JFY	JFY	JFY	JFY	Budget	Budget
	1998	1999	2000	2001	(Revised)	(Initial)

	(in billions)
REVENUES
Tax and Stamp Revenues	¥49,432	¥47,234	¥50,712	¥47,948	¥44,276	¥41,786
Carried-over Surplus	1,700	5,391	5,339	4,040	1	0
Government Bond Issues	34,000	37,514	33,004	30,000	34,968	36,445
Miscellaneous Receipts	4,651	4,237	4,306	4,915	4,444	3,558

Total Revenues	¥89,783	¥94,376	¥93,361	¥86,903	¥83,689	¥81,789

EXPENDITURES
Local Allocation Tax Grants, etc.	¥14,305	¥13,084	¥15,829	¥16,706	¥16,479	¥17,399
National Debt Service	17,699	20,272	21,446	15,829	16,061	16,798
Social Security	15,658	19,022	17,636	19,291	19,740	18,991
Public Works	13,034	12,972	11,910	10,820	9,968	8,097
Education and Science	7,125	6,799	6,872	6,677	6,886	6,471
National Defense	4,956	4,897	4,907	4,969	4,921	4,953
Government Employee Pensions and Others	1,548	1,485	1,418	1,350	1,272	1,203
Economic Assistance	1,082	1,019	1,012	961	850	816
Major Foodstuff Measures	267	266	247	738	763	688
Energy Measures	719	676	677	632	570	557
Small and Medium-sized Businesses	979	818	933	425	637	173
Transfer to the Industrial Investment Special Account	159	113	159	664	146	164
Miscellaneous	6,862	5,996	6,276	5,749	5,195	5,131
Contingencies	0	0	0	0	200	350
Other Expenditures	0	1,618 (a)	0	0	1 (b)	0

Total Expenditures	¥84,392	¥89,037	¥89,321	¥84,811	¥83,689	¥81,789

Surplus of Revenues over Expenditures	¥5,391	¥5,339	¥4,040	¥2,092	¥—	¥—

(a)	The JFY 1999 budget, includes a reversal of funds to make up for deficits incurred in connection with the JFY 1997 settlement of accounts.
(b)	The JFY 2002 revised budget includes a reversal of funds to make up for deficits incurred in connection with the JFY 2001 settlement of accounts.

Special Accounts

									JFY		JFY
									2002		2003
	JFY		JFY		JFY		JFY		Budget		Budget
	1998		1999		2000		2001		(Revised)		(Initial)

	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.

	(in billions)
Trust Fund Bureau	¥18,345	¥16,702	¥16,824	¥14,546	¥16,406	¥12,879	¥—	¥—	¥—	¥—	¥—	¥—
Fiscal Loan Program Funds	—	—	—	—	—	—	58,453	55,544	47,515	45,178	54,536	51,297
Government Bonds Consolidation Fund	92,913	86,499	99,077	91,152	126,742	113,230	138,538	124,337	151,505	142,505	167,142	158,142
Foreign Exchange Fund	2,212	82	2,642	36	2,349	116	2,189	15	1,726	856	1,622	788
Local Allocation and Local Transfer Tax	36,557	36,188	44,206	43,869	54,995	53,999	61,005	60,273	64,487	64,327	67,308	67,126
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure	1,043	577	1,010	528	1,097	550	1,144	621	668	628	1,589	1,571
National Schools	3,283	2,833	3,230	2,907	3,157	2,872	2,974	2,854	2,871	2,871	2,805	2,805
Welfare Insurances	41,442	36,326	41,498	37,439	40,198	38,241	39,772	39,391	42,955	41,982	42,610	42,244
Seamen’s Insurances	94	95	88	94	84	87	83	86	85	85	78	78
National Hospitals	1,159	1,072	1,147	1,070	1,148	1,087	1,078	1,059	1,024	1,024	980	980
National Pensions	22,433	20,886	22,849	21,376	23,093	21,709	23,354	22,063	21,752	21,681	22,169	22,139
Foodstuff Control	4,217	4,211	4,204	4,196	4,148	4,135	4,092	4,083	4,738	4,738	4,137	4,137
Agricultural Mutual Aid Reinsurance	156	124	126	94	119	60	114	47	132	120	127	116
National Forest Service	707	706	521	501	513	505	505	500	539	539	490	490
National Land Improvement	626	605	649	625	658	636	620	603	572	572	528	528
Trade Reinsurance	283	278	167	157	139	40	192	37	166	143	198	147
Compensation Reinsurance for Motor Vehicle Damages	2,790	554	2,727	560	2,861	584	2,967	573	914	849	837	773
Harbor Improvement	636	596	614	582	605	555	552	510	473	473	394	394
Airport Improvement	585	515	554	491	525	475	559	528	513	513	456	456
Postal Service(b)	7,125	7,113	7,178	7,184	7,170	7,172	6,976	6,985	7,112	7,112	—	—
Postal Savings(b)	31,389	26,470	24,547	21,723	17,178	16,509	12,136	10,930	12,633	10,932	—	—
Postal Life Insurance(b)	18,916	12,927	17,163	13,307	19,247	14,021	19,030	15,087	19,444	19,444	—	—
Labor Insurance	8,530	7,867	8,348	7,762	8,319	7,662	8,848	8,294	8,937	8,597	8,330	8,125
Road Construction and Improvement	5,894	5,332	5,951	5,376	5,778	5,146	5,933	5,041	4,797	4,797	4,131	4,131
Others	5,081	4,022	4,856	3,794	4,617	3,504	5,110	3,876	3,720	3,598	2,951	2,831

Total Revenues and Expenditures(a)	¥306,417	¥272,579	¥310,176	¥279,369	¥341,146	¥305,776	¥396,224	¥363,337	¥399,277	¥383,564	¥383,418	¥369,298

(a)	Without adjustment for inter-account transactions.
(b)	Removed from the national budget as the postal services were reorganized into a public corporation effective April 1, 2003.

Government Affiliated Agencies

									JFY		JFY
									2002		2003
	JFY		JFY		JFY		JFY		Budget		Budget
	1998		1999		2000		2001		(Revised)		(Initial)

	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.

	(in billions)
Total	¥7,293	¥7,215	¥7,209	¥6,920	¥7,019	¥6,988	¥6,584	¥6,628	¥6,367	¥6,567	¥6,065	¥6,126

Tax Structure

     The central government derives tax revenues through taxes on income, consumption and property. The taxes on income, consumption and property account for 52.3%, 42.1% and 5.7%, respectively, of the total central government tax revenues in the JFY 2003 budget.

     The individual income tax is progressive, with rates ranging from 10% to 37% of taxable income. Interest income is generally taxed at the rate of 20%, including both national and local taxes, separately from other types of income, and subject to certain exemptions.

     The corporate tax is based on a rate of 30% except that, for small and medium corporations, the first ¥8 million of income is taxed at 22%.

     In addition, individuals and corporations are subject to local income taxation.

     In JFY 1989, a general value added consumption tax was introduced. Currently, the consumption tax rate is 5%, including 1% for local consumption tax.

Fiscal Investment and Loan Program (“Zaito”)

     The Fiscal Investment and Loan Program is formulated at the same pace as the General Account budget. The plan details the allocation of public funds to various special accounts, government affiliated agencies, local governments, public corporations and other public institutions.

     The Fiscal Investment and Loan Program system was fundamentally changed on April 1, 2001 from a scheme with compulsory deposits of Postal Savings and Pension Reserves into a fund-raising scheme to raise in the financial markets only the necessary amount of funds for Fiscal Investment and Loan Program agencies’ projects.

     Under the plan, funds are lent to government-related entities such as public corporations, special accounts and local governments. These are the main sources of funds for The National Life Finance Corporation, Government Housing Loan Corporation, Japan Highway Public Corporation, etc. These agencies in turn lend the Fiscal Investment and Loan Program funds to private businesses or directly utilize such funds for their projects such as construction of housing and highways with the priorities of public policy.

     The total funds allocated under the initial plan for JFY 2003 is ¥23,412 billion. The sources of funds for the plan in JFY 2003 are the Fiscal Loan Fund (¥16,841 billion), Postal Savings Fund (¥1,000 billion), Postal Life Insurance Fund (¥1,620 billion), the Industrial Investment Special Account (¥45 billion), Government-guaranteed domestic bonds (¥3,186 billion) and Government-guaranteed foreign bonds (¥719 billion).

     The following table shows the uses of funds allocated under the initial plan for the periods indicated.

	JFY	JFY	JFY	JFY	JFY
	1999	2000	2001	2002	2003

	(in billions)
Housing	¥12,886	¥12,762	¥9,734	¥6,171	¥3,276
Living Environment	6,743	6,653	6,468	5,756	5,249
Social Welfare	1,489	1,564	1,253	1,019	1,018
Education	840	848	922	881	855
Small- and Medium-sized Enterprises	6,324	6,272	5,248	4,734	4,212
Agriculture, Forestry and Fisheries	850	881	788	695	807
National Land Preservation and Reconstruction in the Event of Disaster	666	700	752	712	802
Road Construction	3,398	3,478	3,633	3,666	3,978
Transportation and Telecommunications	735	693	747	617	678
Regional Development	1,362	1,093	1,118	1,058	1,054
Industry and Technology	1,401	683	326	195	291
Trade and Economic Cooperation	2,657	1,839	1,559	1,287	1,191

Total	¥39,349	¥37,466	¥32,547	¥26,792	¥23,412

DEBT RECORD

     There has been no default in the payment of interest or principal of any internal Japanese Government obligation since the establishment of the modern Japanese state in 1868 or of any external Japanese Government obligation within a period of 20 years prior hereto.

JAPAN PUBLIC DEBT

     The following table summarizes, as of the dates indicated, the outstanding direct internal and external funded and floating debt of Japan. The term “floating debt” is used herein to mean all debt with maturities of one year or less from the date of issue. All other debt is classified as “funded debt.” Detailed debt tables are presented below.

     Japan is currently experiencing a severe fiscal situation, with the outstanding amount of government bonds expected to reach nearly ¥450 trillion at the end of JFY 2003. The amount of public bonds issued by the Japanese Government as a percentage of its total revenues is also expected to be 44.6% under the draft budget for JFY 2003, an increase from 41.8% under the budget for JFY 2002. According to “Reform and Perspectives-FY 2002 Revision”, discussed above in “The Economy — Economic Policies”, the Japanese Government’s goal is to reduce its dependency on public bonds as a means of generating revenues and to achieve a primary balance surplus in the early 2010s.

Summary of Japan Public Debt

	Funded
			Floating
At the end of JFY	Internal	External	Internal

	(in billions)	(in thousands)	(in billions)
1998	¥360,156	—	¥77,398
1999	380,246	—	109,124
2000	414,596	—	120,991
2001	478,233	—	129,079
2002	526,058	—	142,702

     As of March 31, 2003, Japan had guaranteed payment of principal and interest of various internal yen obligations in the aggregate principal amount of ¥54,320 billion and of various external obligations aggregating the equivalent of ¥4,097 billion.

     The following table sets forth the aggregate annual payments of principal in respect of the direct internal funded debt of Japan outstanding as of March 31, 2003 for the periods indicated.

Principal Payments on Direct Funded Debt of Japan

JFY	Internal

(in billions)
2004	¥153,106
2005	73,661
2006	61,352
2007	59,767
2008 to 2033	264,157

Total	¥612,043

INTERNAL DEBT

A.	Direct Debt of the Japanese Government

I.	Funded Debt

			Principal Amounts
			Outstanding as of
			March 31, 2003
Title and Interest Rate	Year of Issue	Year of Maturity	(in millions)

1. Bonds
Interest-Bearing Treasury Bond — 30 years, 9 Series (1.4-2.9%)	1999-2003	2029-2032	¥2,697,500
Interest-Bearing Treasury Bond — 20 years, 60 Series (1.4-7.8%)	1983-2003	2003-2022	38,609,334
Interest-Bearing Treasury Bond — 15 years, 14 Series (variable rate)	2000-2003	2015-2018	11,888,600
Interest-Bearing Treasury Bond — 10 years, 91 Series (0.8-4.9%)	1993-2003	2003-2013	255,645,093
Interest-Bearing Treasury Bond for Individuals — 10 years, 1 Series (variable rate)	2003	2013	383,512
Interest-Bearing Treasury Bond — 6 years, 18 Series (0.7-1.9%)	1997-2001	2003-2007	14,768,310
Interest-Bearing Treasury Bond — 5 years, 25 Series (0.3-1.3%)	2000-2003	2005-2008	73,599,117
Interest-Bearing Treasury Bond — 4 years, 11 Series (0.4-1.1%)	1999-2001	2003-2005	8,165,451
Interest-Bearing Treasury Bond — 2 years, 24 Series (0.1%)	2001-2003	2003-2005	54,295,218
Discount Treasury Bond — 5 years, 13 Series	1998-2000	2003-2005	697,670
Discount Treasury Bond — 3 years, 13 Series	2000-2002	2003-2005	1,545,985
6% Bereaved Family Treasury Bond, 9 Series	1994-2002	2003-2011	17
6% Repatriation Treasury Bond, 9 Series	1993-2001	2003-2011	0
Non-interest Special Benefit Treasury Bond, 1 Series	1993	2003	0
Non-interest Repatriation Special Benefit Treasury Bond, 8 Series	1993-2000	2003-2010	1
Non-interest Special Benefit Treasury Bond IV, 2 Series	1993-1996	2003-2006	18
Non-interest Special Benefit Treasury Bond X, 6 Series	1993-2000	2003-2010	669
Non-interest Special Benefit Treasury Bond XIII, 1 Series	2001	2006	233
Non-interest Special Benefit Treasury Bond XIV, 1 Series	2000	2005	1
Non-interest Special Benefit Treasury Bond XVI, 1 Series	1999	2004	0
Non-interest Special Benefit Treasury Bond XVII, 8 Series	1993-2002	2003-2012	52,089
Non-interest Special Benefit Treasury Bond XVIII, 1 Series	1996	2006	14,115
Non-interest Special Benefit Treasury Bond XIX, 2 Series	1999-2000	2004-2005	12
Non-interest Special Benefit Treasury Bond XX, 1 Series	2001	2006	20
Non-interest Treasury Bond for Special Condolence VI, 1 Series	1995	2005	164,212
Non-interest Treasury Bond for Special Condolence VII, 1 Series	1999	2005	7,014

Total Bonds			¥462,534,191

2. Borrowings
Extraordinary Military Expenditure(a)	1943-1945		41,422
Local Allocation and Local Transfer Tax(b)	1992-1995	2003-2005	679,600
JNR Settlement Corporation	1991-1995	2003-2011	243,637
Ex-Japan National Railways	1987-1995	2003-2011	3,185,840
National Property Special Consolidation Fund (1.1-3.15%)	1994-2002	2003-2014	419,918
National Schools (0.5-8.0%)	1979-2003	2003-2027	1,020,111
National Hospitals (0.5-8.5%)	1977-2003	2003-2028	998,821
National Forest Service (0.8-3.4%)	1996-2003	2003-2033	1,261,671
Government Operated Land Improvement Project (0.7-6.5%)	1977-2003	2007-2028	974,029
Airport Improvement (0.7-6.6%)	1987-2003	2003-2023	971,716
Postal Service (2.0-8.0%)	1978-2000	2003-2025	216,916
Finance for Urban Redevelopment (0.8-4.75%)	1993-2002	2002-2010	213,634
Postal Savings (1.1-4.9%)	1992-2000	2003-2010	47,950,000
Structure on Coal, Oil and Energy (0.46-1.05%)	2000-2002	2005-2006	137,429
Road Improvement Special Account			0

Total Borrowings			¥58,314,744

Total Direct Internal Funded Debt			¥520,848,935

(a)	Represents borrowings by the Government from special corporations of currencies of areas under Japanese control during World War II. The maturity of such borrowings and other matters relating to such borrowings remain undetermined.
(b)	Represents borrowing which was transferred from a Special Account to the General Account by recent legislation.

II.	Floating Debt

			Principal Amounts
			Outstanding as of
			March 31, 2003
Title	Interest	Year of Maturity	(in millions)

1. Bonds
Financing Bills			¥57,486,370
Treasury Financing Bills	Non-interest bearing	2003	0
Food Financing Bills	Non-interest bearing	2003	961,000
Foreign Exchange Financing Bills	Non-interest bearing	2003	56,525,370
Fiscal Loan Fund Financing Bills	Non-interest bearing	2003	0
Treasury Bills, 18 Series	Non-interest bearing	2003-2004	30,997,260
Note in Substitution for Currency of the International Monetary Fund	Non-interest bearing	Payable on demand	1,716,905
Note in Substitution for Currency of the Global Environment Facility Trust Fund of the International Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	47,734
Note in Substitution for Currency of the International Development Association	Non-interest bearing	Payable on demand	155,467
Note in Substitution for Currency of the Asian Development Bank	Non-interest bearing	Payable on demand	2,650
Note for Contribution to the Special Funds of the Asian Development Bank	Non-interest bearing	Payable on demand	99,823
Note in Substitution for Currency of the African Development Fund	Non-interest bearing	Payable on demand	72,747
Note in Substitution for Currency of the Inter-American Development Bank	Non-interest bearing	Payable on demand	618
Note in Substitution for Currency of the Fund for Special Operations of the Inter-American Development Bank	Non-interest bearing	Payable on demand	0
Note in Substitution for Currency of the Multilateral Investment Fund of the Inter-American Development Bank	Non-interest bearing	Payable on demand	34,871
Note in Substitution for Currency of the International Fund for Agricultural Development	Non-interest bearing	Payable on demand	0
Note in Substitution for Currency of the African Development Bank	Non-interest bearing	Payable on demand	555
Note in Substitution for Currency of the Multilateral Investment Guarantee Agency	Non-interest bearing	Payable on demand	721
Note in Substitution for Currency of the Common Fund for Commodities (First Account)	Non-interest bearing	Payable on demand	1,523
Note in Substitution for Currency of the Common Fund for Commodities (Second Account)	Non-interest bearing	Payable on demand	3,120
Note in Substitution for Currency of the European Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	5,706
Note in Substitution for Currency of the Special Fund of Deposit Insurance Corporation of Japan	Non-interest bearing	Payable on demand	0

Total Bonds			¥148,112,440

2. Borrowings
Local Allocation and Local Transfer Tax	0.04%-0.3%	2003	¥46,656,058
Welfare Insurance	0.3%	2003	1,479,228
Postal Service	0.3%	2003	570,500

Total Borrowings			¥48,705,786
Total Direct Internal Floating Debt			¥196,818,226

Total Direct Internal Debt			¥714,418,688

B.	Debt Guaranteed by the Japanese Government

				Principal Amounts
				Outstanding as of
				March 31, 2002
Title	Interest	Year of Issue	Year of Maturity	(in millions)

1. Bonds Issued by Government-Affiliated Corporations
National Life Finance Corporation	0.40-1.30%	2000-2013	2005-2013	¥360,000
The Government Housing Loan Corporation	1.30-1.90%	2000-2001	2010-2011	711,600
Agriculture, Forestry and Fisheries Finance Corporation	0.50-1.30%	2001-2002	2006-2012	28,000
Japan Finance Corporation for Small Business	0.30-4.60%	1993-2003	2003-2013	2,540,100
Japan Finance Corporation for Municipal Enterprises	0.80-5.10%	1993-2003	2003-2013	16,712,160
Development Bank of Japan	0.80-3.10%	1996-2003	2006-2013	320,000
Japan Highway Public Corporation	1.00-5.10%	1993-2002	2003-2012	6,383,530
Metropolitan Expressway Public Corporation	2.00-4.70%	1994-1999	2004-2009	207,860
Water Resources Development Public Corporation	2.60-3.40%	1995-1997	2005-2007	50,000
Hanshin Expressway Public Corporation	2.00-4.60%	1994-1998	2004-2008	80,150
Japan Railway Construction Public Corporation	1.20-5.00%	1993-1999	2003-2009	526,306
New Tokyo International Airport Authority	1.00-1.40%	2002	2012	24,652
Japan National Oil Corporation	1.90-4.70%	1993-1999	2003-2009	248,234
Honshu-Shikoku Bridge Authority	2.00-4.70%	1994-1999	2004-2009	120,250
Housing and Urban Development Corporation	1.90-4.70%	1993-1999	2003-2009	360,050
Social Welfare and Medical Service Corporation	2.60-3.30%	1995-1997	2005-2007	40,020
Japan Bank for International Cooperation	2.90-3.00%	1995-1996	2005-2006	25,000
Metal Mining Agency of Japan	2.00-4.70%	1993-1998	2003-2008	18,782
Corporation for Advanced Transport & Technology	2.60-4.70%	1993-1997	2003-2007	391,320
Deposit Insurance Corporation of Japan	0.10-1.00%	1999-2003	2003-2007	6,120,000
Electric Power Development Co., Ltd.	1.10-4.70%	1994-2001	2004-2011	586,240
Kansai International Airport Co., Ltd.	1.20-5.10%	1993-2002	2003-2012	323,400
Trans-Tokyo Bay Highway Corporation	2.10-5.10%	1993-1997	2003-2007	374,090
Organization for Promoting Urban Development	0.80-4.60%	1994-2003	2004-2013	9,215
Central Japan International Airport Co., Ltd.	0.80-2.10%	1999-2003	2009-2013	205,010

Total				¥36,765,969

2. Borrowings of Government-Affiliated Corporations
Japan National Oil Corporation	0.552-1.900%	2000-2003	2003-2005	¥1,564,574
Metal Mining Agency of Japan	0.760-1.900%	1999-2003	2004-2006	11,950
Power Reactor and Nuclear Fuel Development Corp.	0.743-2.100%	2002-2003	2004-2006	24,679
Japan Environment Corporation	0.508-0.700%	2002-2003	2004-2005	2,500
Farmers Pension Fund	1.291-1.300%	2002	2007	56,047
Corporation for Advanced Transport & Technology	0.5038-1.175%	2002-2003	2003-2004	37,000
Deposit Insurance Corporation of Japan	0.018-0.169%	2002-2003	2003-2004	14,753,600
The Airport Environment Improvement Authority	0.863-2.300%	2000-2003	2004-2007	980
Life Insurance Policyholders Protection Corporation of Japan	0.420-0.440%	2001	2005	136,000
Organization for Promoting Urban Development	0.803-2.000%	2000-2003	2003-2006	779,470
Banks’ Shareholdings Purchase Corporation	0.025-0.160%	2002-2003	2003-2004	187,003

Total				¥17,553,804

Total Internal Debt Guaranteed by the Japanese Government				¥54,319,773

EXTERNAL DEBT

A.	Debt Guaranteed by the Japanese Government

				Principal Amounts	Principal Amounts
				Outstanding as of	Outstanding as of
				March 31, 2003	March 31, 2003
	Interest	Year of Loan	Year of Maturity	(in thousands)	(in thousands)

Development Bank of Japan	6.875%	1999	2011	$750,000	€—
	7.375-9.125%	1995-1996	2003-2005	£450,000	—
	3.000-4.500%	1993-1998	2003-2005	SFr340,000	—
	5.875-7.500%	1995-1996	2003-2005	DM300,000	153,388
	5.625%	2001	2011	€750,000	750,000
	1.400-2.875%	1996-2003	2006-2028	¥355,000,000	—
Japan Bank for International Cooperation	6.250-8.250%	1993-2001	2004-2009	$5,600,000	—
	4.625%	1998	2003	€500,000	500,000
	0.350-4.375%	1993-2003	2003-2008	¥225,000,000	—
	5.750-7.750%	1993-1997	2003-2007	DM2,350,000	1,201,536
	8.000%	1997	2007	£400,000	—
	5.750-6.625%	1996-1997	2007-2008	FFr3,500,000	533,572
Japan Finance Corporation for Municipal Enterprises	5.875-7.500%	1993-2001	2003-2011	$3,500,000	—
	3.000-5.500%	1993-1998	2003-2008	SFr760,000	—
	5.000-7.750%	1993-1998	2003-2008	DM1,000,000	511,292
	6.750-9.125%	1994-1999	2004-2019	£530,000	—
	5.750%	1997	2007	DFL300,000	136,134
	5.875%	1997	2007	FFr1,000,000	152,449
	6.750%	1997	2007	NZ$100,000	—
	1.550%	2002	2012	¥200,000,000	—
	3.625%	1999	2004	€500,000	500,000
Japan Finance Corporation for Small Business	floating rate	2002	2009	€300,000	300,000
Japan Highway Public Corporation	3.375-7.625%	1994-2003	2004-2008	$3,850,000	—
	4.500%	1993	2003	SFr450,000	—
The Metropolis of Tokyo	5.500-7.875%	1993-2001	2003-2011	$1,770,000	—
	5.750%	1997	2007	FFr1,700,000	259,163
	4.500%	1999	2009	€150,000	150,000
Yokohama City	3.250-3.750%	1997-1999	2007-2009	SFr235,000	—
	6.250-7.625%	1993-1999	2003-2009	$970,000	—
Kobe City	6.375-6.500%	1993-1995	2003-2005	$470,000	—
	9.500%	1994	2004	£200,000	—
Electric Power Development Co., Ltd.	5.625%	1997	2007	FFr1,800,000	274,408
	1.800%	2000	2010	¥38,000,000	—
	4.875%	1999	2006	€250,000	250,000
Kansai International Airport Co., Ltd.	7.250%	1996	2006	$200,000	—
	8.000%	1993	2003	Can$200,000	—
	7.375%	1997	2007	£115,000	—
	3.250%	1998	2005	SFr220,000	—
	1.300%	1999	2004	¥20,000,000	—
Trans-Tokyo Bay Highway Corporation	5.750-8.375%	1993-1996	2003-2006	$600,000	—
	3.750-4.000%	1996-1997	2006-2007	SFr390,000	—

	Totals by currency			$17,710,000	€—
				SFr2,395,000	—
				DM3,650,000	1,866,216
				FFr8,000,000	1,219,592
				£1,695,000	—
				€2,450,000	2,450,000
				Can$200,000	—
				¥838,000,000	—
				DFL300,000	136,134
				NZ$100,000	—

					€5,671,942

SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS

     The following table sets forth information relating to Japan’s obligations to contribute to the capital and financing requirements of international financing organizations in which it participates as of March 31, 2003.

Organization	Subscription Amount

	(in millions)
International Monetary Fund	$18,289	(a)
International Bank for Reconstruction and Development	15,321	(b)
International Development Association	24,138	(c)
International Finance Corporation	141	(d)
International Fund for Agricultural Development	0	(e)
Multilateral Investment Fund	500	(e)
Multilateral Investment Guarantee Agency	97	(f)
Asian Development Bank	7,480	(g)
African Development Bank	1,600	(h)
African Development Fund	2,038	(h)
European Bank for Reconstruction and Development	1,789	(i)
Inter-American Development Bank	5,621	(j)
Inter-American Investment Corporation	24	(k)

(a)	Equivalent of SDR13,312.8 million. Of Japan’s past subscriptions, 4% was initially paid in gold, 19% in SDRs and 77% in yen, including non-interest bearing demand notes payable in yen.
(b)	Of this amount, 6% has been paid and the balance is callable by the IBRD if required to meet its obligations in respect of funds borrowed or indebtedness guaranteed by the IBRD.
(c)	As stated in IDA Financial Statements as of June 30, 2002.
(d)	As stated in IFC Financial Statements as of June 30, 2002.
(e)	Contributed.
(f)	As stated in MIGA Financial Statements as of June 30, 2002.
(g)	Of this amount, 7% represents paid-in capital and the balance is callable by the ADB if required to meet its obligations in respect of funds borrowed or indebtedness guaranteed by the ADB.
(h)	As stated in AfDB / AfDF Financial Statements as of December 31, 2002.
(i)	Equivalent of €1,703.50 million. The amount in US dollar as of December 31, 2002, the end of the fiscal year of the EBRD.
(j)	Includes $5,050 million as a subscription to ordinary capital and $571 million as a contribution to the IADB’s Fund for Special Operations. As stated in IDB Financial Statements as of December 31, 2002.
(k)	As stated in IIC Financial Statements as of December 31, 2002.